Exhibit 10.60

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “Amendment”) is dated for reference purposes as April 1, 2023, and is made and entered into by and between M4 PERIMETER, LLC, an Arizona limited liability company (’‘Landlord’’), and SIGNING DAY SPORTS, INC, a Delaware corporation (incorrectly identified as an Arizona corporation in that certain Office Lease) (“Tenant”), with reference to the following recitals of fact:

RECITALS:

A.	Landlord and Tenant entered into that certain Office Lease dated November 1, 2022 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain premises comprising approximately 3,154 rentable square feet, commonly known as Suite 100 of that certain building located at 8355 East Hartford Drive, Scottsdale, Arizona 85255.

B.	Landlord and Tenant desire to amend the Lease to provide for, among other things, the extension of the Term of the Lease, all upon and subject to each of the terms, conditions, and provisions set forth in this Amendment and the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.	Effective Date. This Amendment shall be effective April 1, 2023.

2.	Capitalized Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Amendment.

3.	Commencement Date. The commencement date with respect to the Extension Term (the “Extension Term Commencement Date”) shall be the earlier of: (i) May 4, 2023 or (ii) the date which Tenant goes public.

Within thirty (30) days after the Commencement Date, Tenant shall execute and forward to Landlord a “Commencement Date Memorandum” setting forth the Commencement Date using the form attached hereto as Exhibit C and incorporated herein by this reference. Failure to execute such amendment shall not affect the actual Commencement Date and the expiration date of the Lease.

4.	Extension of Term. The Term of the Lease, which is scheduled to expire on May 3, 2023, is hereby extended for a period of Thirty-nine (39) months (the “Extension Term”) from the Commencement Date.

5.	Base Monthly Rent. From and after the Extension Term Commencement Date, the Base Monthly Rent schedule is hereby amended as follows:

Months 1 – 12	$7,359.00 per month, plus applicable rental taxes**
Months 13 – 24	$7,580.00 per month, plus applicable rental taxes
Months 25 – 36	$7,808.00 per month, plus applicable rental taxes
Months 37 – 39	$8,042.00 per month, plus applicable rental taxes

**	Base Monthly Rent for Months 1 – 3 shall be 100% abated

6.	Tenant Improvement Allowance. The obligations of Landlord and Tenant with respect to the Tenant Improvements are set forth in the Work Letter Agreement attached hereto as Exhibit A. It is acknowledged and agreed that all Tenant Improvements under the Lease are and shall be the property of the Landlord from and after their installation.

7.	Security Deposit. Upon execution of this Amendment, Tenant shall deposit an additional Sixteen Thousand and 00/100 dollars ($16,000.00) with Landlord as Security Deposit. The total amount of Security Deposit held by Landlord under the Lease shall be Twenty-Four Thousand and 00/100 dollars ($24,000.00). Provided that Tenant (i) performs all obligations under the Lease, (ii) has not resulted in an Event of Default of the Lease and (iii) has made all rent payments when due, Landlord shall reduce the Security Deposit in month 13 and month 25 each by Eight Thousand and 00/100 dollars ($8,000.00). The aforementioned reduction in Security Deposit shall be credited to Base Monthly Rent payable by Tenant under the Lease.

8.	Option to Extend. Provided that Tenant has not been in default under this Lease beyond any applicable notice, grace or cure period(s), Tenant shall have the right to extend the term of this Lease for one (1) consecutive three (3) year period (the “Extended Term”), by executing and delivering to Landlord the Option Exercise Notice attached hereto as Exhibit B (with all blanks therein fully and accurately completed by Tenant) no earlier than twelve (12) months and no later than Nine (9) months prior to the expiration of the initial Term (the “Extension Option”). Tenant’s possession and use of the Premises during the Extended Term shall be pursuant to all of the terms and conditions of this Lease, except that (i) Tenant shall not have any further option to extend this Lease and (ii) the initial Base Monthly Rent during the Extended Term shall be equal to the “Fair Market Rent” (as hereafter defined), which initial Base Monthly Rent shall be increased annually on each anniversary of the commencement of the Extended Term (the “Rent Adjustment Date”) by the fair market rent increases, determined at the time and in the manner that the initial Base Monthly Rent during the Extended Term is determined, but by not less than the increases incorporated into the initial term (the “Rent Adjustment”). “Fair Market Rent” shall mean the amount of rent that landlords would charge a tenant for built-out space of equal quality and size in the immediate market area of the Premises; provided, however, that in no event may the Fair Market Rent be less than 103% of the Base Monthly Rent payable in the month immediately preceding the Extended Term. If the Extended Term commences before the Fair Market Rent is finally determined as provided in this Section, then the Extended Term shall nonetheless commence and Tenant shall fully and timely perform all obligations under this Lease and pay to Landlord Base Monthly Rent during the Extended Term at 103% of the Base Monthly Rent payable under this Lease in the month immediately preceding the Extended Term until the Fair Market Rent is finally determined as provided hereunder, in which case such determination shall be retroactive to the commencement of the Extended Term and Tenant shall immediately thereupon pay Landlord any unpaid Base Monthly Rent during the Extended Term accruing at a rate equal to the Fair Market Rent. “Fair Market Rent” shall be determined as follows:

a.	Within thirty (30) days after Landlord’s receipt of the Option Exercise Notice (or as soon thereafter as reasonably practicable), Landlord shall advise Tenant in writing of Landlord’s estimate of Fair Market Rent (“Landlord’s Proposed Rent”).

b.	Within ten (10) business days after Tenant’s receipt of Landlord’s Proposed Rent, Tenant shall notify Landlord in writing whether or not Tenant accepts Landlord’s Proposed Rent (and if Tenant does so accept Landlord’s Proposed Rent, then Landlord’s Proposed Rent shall become the initial Base Monthly Rent for the Extended Term).

c.	If Tenant does not so accept Landlord’s Proposed Rent, Tenant shall (within said ten (10) business day period) notify Landlord of Tenant’s estimate of the Fair Market Rent for the Premises (“Tenant’s Proposed Rent”).

d.	Within ten (10) business days after receipt of Tenant’s Proposed Rent, Landlord shall notify Tenant in writing whether or not Landlord accepts Tenant’s Proposed Rent (and if Landlord does so accept Tenant’s Proposed Rent, then Tenant’s Proposed Rent shall become the initial Base Monthly Rent for the Extended Term).

e.	If Landlord does not so accept Tenant’s Proposed Rent, then the parties shall appoint a single appraiser, who shall be an MAI appraiser with not less than ten years’ experience in appraising commercial property similar to the Premises in the Scottsdale Airpark Area, and who shall conduct a binding arbitration as hereafter provided. If the parties cannot agree upon an arbitrator within ten days after Landlord’s rejection of Tenant’s Proposed Rent, then either party may apply to the President of the Phoenix Chapter of the American Arbitration Association (or its successor/equivalent organization) to appoint an arbitrator who in turn shall appoint a single appraiser who meets the above experience qualifications, and the single appraiser so appointed shall be the arbitrator for this purpose. Each party shall initially pay fifty percent (50%) of the arbitrator’s fees and costs (subject to reimbursement as provided in the last sentence of this subsection). Each party shall present to the arbitrator such information as the party deems relevant and the arbitrator shall be empowered to and shall only select either the Landlord’s Proposed Rent or the Tenant’s Proposed Rent (but no other amount) as being closest to the Fair Market Rent of the Premises (as defined above), and the closest amount so selected by the arbitrator shall conclusively be the initial Base Monthly Rent for said Extended Term (subject to annual increase by the Rent Adjustment, as provided above). The party whose estimate of Fair Market Rent is not selected by the arbitrator as closest to the Fair Market Rent shall reimburse the other party for all fees and costs paid to the arbitrator.

Notwithstanding any contrary provision in this Section 8, if Tenant subleases or assigns or otherwise transfers any interest under this Lease prior to the exercise of the Extension Option, the Extension Option shall lapse; and if Tenant subleases or assigns or otherwise transfers any interest of Tenant under this Lease after the exercise of the Extension Option, but prior to the commencement of the Extended Term, the Extension Option shall lapse and the initial Term of this Lease shall expire as if the Extension Option were not exercised.

9.	Signage. If monument signage becomes available, Tenant, at Tenant’s sole cost and expense, may elect to install one (1) double-sided panel at a cost of $200.00 per month, subject to availability. Location to be determined upon tenants in the building occupying a greater number of square feet. Additionally, Tenant, at Tenant’s sole cost and expense, shall have the right to temporary store front signage at a cost of $100.00 per month. Location shall be beneath the existing tenant signage. The size, design, and style will require Landlord’s written approval prior to installation of storefront signage. Tenant shall have ten (10) calendar days upon installation of a monument sign to remove the temporary signage. Landlord shall have the right to remove any storefront signage, without further notice, in violation of this agreement, which sole cost and expense shall be Tenant’s responsibility, plus a 10% admin fee. All signage must be in compliance with Landlord’s signage criteria.

10.	Brokers. Landlord and Tenant hereby represent and warrant to each other that it has no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Amendment, other than Andrew Cheney of Lee & Associates representing the Tenant, and Gregg Kafka of Lee & Associates representing the Landlord. Each party to this Amendment agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party.

11.	No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

12.	Choice of Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Arizona. The language in all parts of this Amendment shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

13.	Counterparts. This Amendment may be executed in any number of identical counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one complete, executed original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

LANDLORD:		TENANT:

M4 PERIMETER, LLC,		SIGNING DAY SPORTS, INC,
an Arizona limited liability company		a Delaware corporation

By:	/s/ S.H. “Hutch” Harper	By:	/s/ Danny Nelson
Name:	S.H. “Hutch” Harper III	Name:	Danny Nelson
Title:	VP of Development and Asset Management	Title:	Owner
Date:	5/1/2023	Date:	5/1/2023

EXHIBIT A

Work Letter Agreement

This Work Letter Agreement (the “Work Letter”) is made and entered into by and between M4 PERIMETER, LLC, an Arizona limited liability company (“Landlord”), and SIGNING DAY SPORTS, INC, an Delaware corporation (“Tenant”), and is attached to and made a part of that certain First Amendment to Lease (the “Amendment”) dated April 1, 2023, by and between Landlord and Tenant.

To induce Tenant to enter into the Lease and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant mutually agree as follows:

1. DEFINITIONS. Unless otherwise defined in this Work Letter, the capitalized terms used herein shall have the meaning assigned to them in the Lease.

2. REPRESENTATIVES. Landlord appoints Landlord’s Representative (specified below) to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant’s Representative (specified below) to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either party may change its Representative under this Work Letter at anytime with three (3) days prior written notice to the other party.

Tenant’s Representative:	Danny Nelson
______________________
______________________
______________________
______________________
Phone: 480-220-6814
d~~nelson@dnelson~~fs.com
Email: ___________________

Landlord’s Representative:	S.H. “Hutch” Harper III or Kelly M. Blaes
M4 PERIMETER, LLC
4450 MacArthur Boulevard, 2nd Floor Newport Beach, CA 92660
Phone: 949-509-1444
Email: hharper@markiv.com or kblaes@markiv.com

Tenant’s Space Planner:	Jeff Pielage
Extollo Design, LLC
1430 W Broadway Road #201
Tempe, AZ 85282
Phone: (480) 888-6565
Email: jpielage@exd-az.com

3. TENANT’S PLANS AND SPECIFICATIONS.

a.	Tenant will submit to Landlord a request for Tenant Improvements describing the desired improvements to the Premises (the “Preliminary Plans”). In the event the Tenant Improvements require a space layout and improvement plan, as determined by Landlord in Landlord’s sole and absolute discretion, Tenant, at its sole cost and expense, through Jeff Pielage at the firm Extollo Design, LLC (“Space Planner”) shall furnish a space plan and specifications, including the space layout and improvement plan for the Premises (“Tenant’s Space Plan”) required for the performance of the work to construct the improvements to the Premises desired by Tenant (hereinafter referred to as the “Tenant Improvements”). Tenant’s Space Plan shall include but not be limited to partition layout, reflected ceiling plans and electrical outlets, electrical switches and telephone outlets and locations. Tenant shall provide Landlord with a complete finish schedule of all materials used in the construction of the Tenant Improvements.

b.	The Space Planner shall be responsible for providing to Tenant, with a copy to Landlord, a complete set of documents, including Tenant’s Space Plan, which are permit ready and have completed plan check by the government agency having jurisdiction, for construction of the Tenant Improvements, the quantity and description of materials, equipment and other items required for bidding by the contractor(s) selected and designated by Tenant to construct the Tenant Improvements (“Contractor”). Such Contractor must be approved by Landlord prior to performance of any work or furnishing of any materials or equipment, which approvals will not be unreasonably withheld, delayed, or conditioned. The Space Planner shall be responsible for completion and coordination of the architectural, mechanical, electrical and plumbing drawings. Landlord, Tenant and Contractor shall cooperate to expediently provide all information required for such coordination.

c.	To the extent Tenant elects to engage a Space Planner for Tenant’s Space Plan, the fees for such will be paid from the Tenant Allowance provided under this Work Letter; however, all interior design or decorating services, such as selection of wall paint colors and/or wall coverings, fixtures, carpeting, and any or all other decorator or interior design services and extraordinary work required by Tenant of the Space Planner (“Tenant Extra Work”) shall be paid by the Tenant at the time and to the extent the Space Planner has provided such services for the Tenant’s Space Plans, and such amounts paid by Tenant for interior design or decorating services shall not be reimbursed by Landlord, from the Tenant Allowance or otherwise and Landlord shall have no liability therefor.

d.	All plans and specifications referred to hereinabove in Sections a, b and c are subject to the Landlord’s approval, which the Landlord agrees will not be unreasonably withheld.

e.	All work shall be performed, and all materials and equipment shall be supplied by suppliers, by and under the control of the Contractor. Such suppliers must be approved by Landlord prior to performance of any work or furnishing of any materials or equipment, which approvals will not be unreasonably withheld, delayed, or conditioned. Any contractor or subcontractor employed by Tenant shall be commercially licensed, bonded and insured in the State of Arizona. Before the commencement of any work by Contractor, Tenant shall provide Landlord with copies of Tenant’s and Contractor’s applicable insurance policies. At a minimum, such policies shall include builder’s all-risk coverage, liability for death, personal injury and property damage arising out of the performance of any work at or about the Premises by Contractor, any subcontractor or any other party required to be under the control of Contractor, and shall provide comprehensive automobile liability insurance, shall be primary and non-contributing and shall provide for the insurer to endeavor to provide written notice to Landlord thirty (30) days prior to any cancellation, expiration or modification of such coverage. The minimum amount of such insurance coverage shall be two million dollars ($2,000,000.00) per occurrence for personal injury or property damage and three hundred thousand dollars ($300,000.00) for automobile liability. Said policies shall each name Landlord and Landlord’s lender(s), if applicable, as additional insured parties and shall each cover any occurrence caused by or occurring because of activities or failure to properly and safely perform the work. Tenant may self- insure any of the foregoing insurance coverages.

f.	Notwithstanding the foregoing, should Landlord determine, in its sole discretion, that a space plan is not required to complete the Tenant Improvements, Tenant shall submit to Landlord a detailed scope of the improvement plans (the “Minimal Tenant Improvement Scope”) for Landlord’s review and approval.

4. LANDLORD’S APPROVAL.

Landlord may withhold its approval of any Tenant Space Plan, Tenant Working Drawings, Tenant Extra Work, Minimal Tenant Improvement Scope, or Change Orders which requires work that:

a. Landlord reasonably believes adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building;

b. is not approved by the holder of any mortgage or deed of trust encumbering the Building at the time the work is proposed;

c. Landlord reasonably believes would not be approved by a prudent owner of property similar to the Building;

d. violates any agreement which affects the Building or binds Landlord;

e. Landlord reasonably believes will increase the projected cost of operation or maintenance of any of the systems of the Building;

f. Landlord reasonably believes will reduce the rental value of the Premises or the sale value of the Building at the end of the Lease Term;

g. Landlord reasonably believes limits the reusability of the Premises if not included on Tenant’s Preliminary Space Plan;

h. does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises;

i. Landlord reasonably believes is not consistent with or is inferior to the Building Standard Tenant Improvements, as specified by Landlord; or

j. Landlord deems to be a trade fixture, as determined by Landlord in Landlord’s sole and absolute discretion.

5. SCHEDULE OF TENANT IMPROVEMENT ACTIVITIES.

a.	Upon Tenant’s decision to commence a Tenant Improvement to the Premises, Tenant shall submit to Space Planner the information (the “Tenant Information”) necessary for the Space Planner to prepare the Tenant’s Space Plan for the Premises. Tenant’s Space Plan or Minimal Tenant Improvement Scope, whichever is applicable, shall be completed in accordance with the requirements of Tenant and submitted to Landlord. Landlord shall have fifteen (15) days after Landlord’s receipt of Tenant’s request to approve or deny Tenant’s Space Plan or Minimal Tenant Improvement Scope.

b.	[Intentionally Deleted]

c.	After approval of the Tenant’s Space Plan, Tenant will cause Space Planner to prepare and deliver to Tenant, Landlord and Contractor working drawings for the Premises (“Tenant Working Drawings”). After receipt of Landlord’s approval of the Tenant Working Drawings,Tenant shall cause Contractor to prepare from the documents a Construction Schedule which will set forth estimated time frames for completion of construction.

d.	All Tenant Improvements work shall be performed by the Contractor(s). Following Landlord’s approval of the Tenant Working Drawings or Minimal Tenant Improvement Scope, Tenant will cause Space Planner to make application to the appropriate governmental authorities for necessary approvals and building permits. Upon receipt of the necessary approvals and permits and subject to receipt of the payment required under Paragraph 6, Tenant shall enter into a contract with the Contractor to begin construction of the Tenant Improvements. Subject to Landlord’s prior written approval, the Contractor may substitute materials of comparable or better quality if the materials specified in Tenant’s Working Drawings are unavailable or not available within the time required for timely completion.

6. TENANT IMPROVEMENTS AT TENANT’S COST AND EXPENSE.

All costs incurred in excess of the Tenant Allowance shall be the sole responsibility of the Tenant. Notwithstanding the foregoing, Tenant shall disburse funds directly to the Contractor(s) or any other vendor(s) Tenant engages for the design, coordination, construction or any other work or service required to complete the Tenant Improvements. Tenant shall submit the following items within thirty (30) days after completion of the Tenant Improvements: (i) “As Built” drawings and specifications, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, and (iii) a final budget with supporting documentation detailing all costs associated with the Tenant Improvements (collectively, the “Reimbursement Information”).

7. CHANGE ORDERS.

Tenant may authorize changes in the Tenant Improvements work during construction only by written requests to Landlord’s Representative on a form approved by Landlord. All such changes will be subject to Landlord’s prior written approval in accordance with Paragraph 4. Landlord may disapprove any change which would materially delay the scheduled completion of the Tenant Improvements work. Prior to commencing any change, the Tenant will prepare and deliver to Landlord, for Landlord’s approval, a change order (the “Change Order”) setting forth the total cost of such change, which will include associated architectural, engineering and construction contractor’s fees, and the cost of Landlord’s overhead at the rate of eight percent (8%) of the amount of the Change Order. Upon Tenant’s receipt of Landlord’s approval, the Contractor will proceed to perform the change. Notwithstanding the foregoing, Tenant shall be responsible for the full total cost of such change to the extent that the total costs incurred (or to be incurred) in connection with the construction of the Tenant Improvements exceed (or will exceed) the Tenant Allowance.

8. TENANT DELAY.

If Tenant shall be delayed in substantially completing said work as a result of delays caused by Tenant (“Tenant Delay”), then Tenant shall pay to Landlord an amount equal to one-thirtieth (1/30) of the Base Rent and Additional Rent for each day of Tenant Delay which amount Tenant agrees is reasonable compensation under the circumstances. Any delay beyond September 30, 2022 in delivery of such Tenant Working Drawings, approvals and permits, shall be a day of Tenant Delay. In addition, if the aggregate Tenant Delay exceeds a total of fifteen (15) days, Landlord may, at its option, terminate this Lease and pursue all remedies for Tenant’s default specified in the Lease.

9. CONSTRUCTION OF THE PREMISES.

Tenant shall cause Contractor to construct the Tenant Improvements within the Premises under a contract with the Tenant, following receipt of the final Tenant Working Drawings and under necessary approvals and permits.

10. TENANT’S PUNCH LIST.

a. When the Tenant’s Contractor believes the Tenant Improvements are substantially completed, and prior to Landlord’s delivery of the Premises to Tenant, Tenant shall give Landlord five (5) days prior written notification of Tenant inspection of the Tenant Improvements. Landlord’s representative shall completely examine the Premises and complete with Tenant’s Representative a list of all visible items to be completed by Contractor to finish the Tenant Improvements work. Such list shall be formalized by Tenant and signed by both Landlord and Tenant, the date that such list is signed shall be the “Punch List Date”. The Tenant Improvements shall be deemed “substantially completed” when the Premises, as improved, can be legally occupied by Tenant without material interference with Tenant’s business, with only minor “punch list” items remaining to be completed. Landlord’s good faith and reasonable determination of substantial completion shall be conclusive. Further, at Landlord’s election, issuance of a certificate of occupancy by the appropriate governmental entity shall be deemed substantial completion.

b. Tenant shall diligently proceed to have all items noted on the list completed as soon as possible. All “punch list” items shall be completed by Tenant’s contractor within fifteen (15) days of the Punch List Date. Any work damaged during Tenant’s move in or occupancy shall be repaired or replaced at Tenant’s sole cost and expense.

11. TENANT IMPROVEMENTS AT LANDLORD’S COST AND EXPENSE.

Landlord agrees to provide Tenant an allowance of up to Thirty-Seven Thousand Eight Hundred Forty-Eight Dollars ($37,848.00) (based on $12.00 per rentable square foot) for the construction of its Tenant Improvements (“Tenant Allowance”). Such allowance may be utilized by Tenant for any and all city permits, space planning (in the amount limited by Section 3(c)), engineering, construction costs, the fee of Contractor, purchasing Building Standard materials to be installed in the Premises, and a construction management fee of eight percent (8%) of the amount of the Tenant Improvements (the “Construction Management Fee”) payable to Landlord. Tenant agrees that Landlord’s activities do not include reviewing third parties’ designs for purposes of determining the designs’ accuracy, constructability or whether such designs are sufficient for the purposes intended. Landlord shall not be liable for any damages of any nature whatsoever relating to designs prepared by third parties. Landlord shall not have control over the charge or acts or omissions of any contractors or their subcontractors, agents or employees, or any other persons (collectively “Other Contractors”) performing services for Tenant that are not directly employed or contracted by Landlord. Landlord shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the work of Other Contractors performing services for Tenant, since these are solely the Other Contractors’ responsibilities and the obligation of Tenant’s construction manager. Landlord shall not be responsible for other Contractors’ failure to carry out their work in accordance with their respective contracts with Tenant nor shall Landlord be reviewing Other Contractors’ work for the Tenant Improvements to determine whether such work complies with the plans and specifications for the Tenant Improvements. The Tenant Allowance shall be used only to plan and construct Tenant Improvements which are real property fixtures that will remain with the Premises, and may not be used to purchase or construct trade fixtures, furniture, or other personal property. All costs incurred in connection with the construction of Tenant Improvements in excess of the Tenant Allowance shall be the sole responsibility of the Tenant.

No disbursement of the Tenant Allowance shall be made unless Tenant has provided Landlord with the Reimbursement Information. Upon Tenant’s full compliance with the foregoing, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Improvements or providing materials for Tenant Improvements) or actions thereon, Landlord shall disburse the applicable portion of the Tenant Allowance as follows: (i) in the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Improvements and (ii) in the event of unconditional releases, directly to Tenant or the Contractor upon the following terms and conditions: (i) such costs are included in the Tenant Cost Proposal, are for Tenant Improvements, are covered by the Tenant Allowance; (ii) the request for payment is accompanied by the documentation set forth in this Section; and (iii) Landlord’s Representative has inspected and approved the work for which Tenant seeks payment or reimbursement.

12. BUILDING STANDARDS.

Tenant shall utilize the Landlord’s Building Standard Tenant Improvement items as specified by Landlord (the “Building Standard”) in order to assure the consistent quality and appearance of the Building.

13. [INTENTIONALLY DELETED]

14. RESPONSIBILITY FOR DESIGN.

Tenant will be responsible for the design, function and maintenance of all Tenant Improvements. Tenant’s construction of the Tenant Improvements through Contractor as set forth in the Tenant Working Drawings and performance of Landlord’s duties hereunder do not constitute any representation or warranty as to the adequacy, efficiency, performance or desirability of the Tenant Improvements in the Premises.

15. INDEMNITY.

Except for claims arising out of or caused by Landlord’s own actions, gross negligence or willful misconduct, Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims, liabilities, liens, obligations or expenses (including without limitation attorneys’ and consultant’s fees and costs) arising from: (a) any work performed on or about the Premises by or at Tenant’s request, other than through Tenant’s Contractor as part of this Work Letter; (b) any breach or default in the performance of Tenant’s obligations under this Work Letter; (c) any Tenant Delay; or (d) any other acts or omissions of Tenant. Tenant shall defend Landlord against any cost, claim, liabilities, liens or obligations alleged which raise any potential for indemnity under this section (and whether or not false, frivolous or groundless) at Tenant’s sole expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause (except when resulting from Landlord’s gross negligence, willful misconduct, or caused by Landlord’s own actions), and Tenant hereby waives all claims in respect thereof against Landlord. As used in this Section, the term “Tenant” shall include Tenant or Tenant’s employees, agents, independent contractors, permittees and invitees, if applicable.

16. LIEN PROTECTION.

Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant for use in completing any work at or upon the Premises, which claims are or may be secured by any mechanic’s liens against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days prior written notice of any work done on or in the Premises and Landlord shall have the right to post a notice of non- responsibility in or on the Premises as may be allowed by law. If Tenant or Landlord shall contest the validity of any such lien, claim or demand, the Tenant, shall, at its sole cost and expense, defend and protect itself, the Premises and Landlord against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises. If Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to one and one half times the amount of such contested lien claim or demand, indemnifying Landlord against liability for the same, or as otherwise required by law to hold the Premises free from the effect of such lien or claim. In addition, Landlord may require Tenant to pay Landlord’s attorney fees and costs in participating in such action if Landlord shall deem it is in its best interest to do so.

17. FORCE MAJEURE.

If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, acts of God, war, acts of terrorism, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions. Acts which are not beyond Landlord’s control, include, but are not limited to lack of sufficient funds for any liabilities or obligations, failure to pay for labor or materials, or any other matter within the Landlord’s reasonable control or ability to resolve.

18. MISCELLANEOUS.

In the event of any express conflict between the terms of this Work Letter and the Amendment, the terms of this Work Letter shall control.

IN WITNESS WHEREOF, the parties have entered into this Work Letter as of the date first written above.

LANDLORD:		TENANT:

M4 PERIMETER, LLC,		SIGNING DAY SPORTS, INC,
an Arizona limited liability company		a Delaware corporation

By:	/s/ S.H. “Hutch” Harper	By:	/s/ Danny Nelson
Name:	S.H. “Hutch” Harper III	Name:	Danny Nelson
Title:	VP of Development and Asset Management	Title:	Owner
Date:	5/1/2023	Date:	5/1/2023

EXHIBIT B

Option Exercise Notice

[TO BE USED BY TENANT WHEN EXERCISING OPTION TO EXTEND LEASE]

M4 Perimeter, LLC

4450 MacArthur Blvd, 2nd Floor Newport Beach, CA 92660

Attention: Senior Vice President – Arizona

This Option Exercise Notice is being provided pursuant to Section 8 of that certain First Amendment to Lease, dated April 1, 2023 (the “Amendment”), and entered into by and between M4 PERIMETER, LLC, an Arizona limited liability company (“Landlord”), and SIGNING DAY SPORTS, INC, a Delaware corporation (“Tenant”), concerning the Premises commonly known as Suite 100 of that certain building located at 8355 East Hartford Drive, Scottsdale, Arizona 85255. (the “Premises”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Amendment.

Tenant hereby irrevocably elects to exercise the Extension Option provided under said Section 8 of the Amendment, as to the entire Premises.

Each of the parties hereby acknowledges, represents, warrants, and certifies to the other party the following:

1.	the Base Monthly Rent as of the commencement of the Extended Term shall be equal to the Fair Market Rent, as defined and determined pursuant to said Section 8 of the Amendment;

2.	the Base Monthly Rent shall be increased thereafter on each Rent Adjustment Date by the fair market rent increases, determined at the time and in the manner that the initial Base Monthly Rent during the Extended Term is determined, but by not less than the increases incorporated into the initial term of the Base Monthly Rent payable under the Lease in the month immediately preceding the Rent Adjustment Date;

3.	Such party is not then in default and has not previously been in default under the Amendment or the Lease at any time during the term of the Amendment or the Lease, except: [SPECIFY]_________________________________

_______________________________________________________________________________________;

4.	Such party has no dealings with any real estate broker or agent in connection with this Option Exercise Notice, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Option Exercise Notice. Such party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by such party;

5.	Such party hereby acknowledges that it has no actual knowledge (after reasonable investigation and inquiry) that the other party is in breach of the Amendment or the Lease, except for the following alleged breach(es): [SPECIFY] _______________________________________________________________________________________
_______________________________________________________________________________________
_______________________________________________________________________________________
__________________________________________________________________________________; and

6.	This Option Exercise Notice (together with the Lease, the Amendment, and all attachments thereto) is an integrated agreement, which sets forth the sole and entire agreement between the parties concerning the subject matter hereof. In the event of any express conflict between the terms and conditions of this Option Exercise Notice and the terms and conditions of the Lease and Amendment, the terms and conditions of this Option Exercise Notice shall prevail and control. Except as set forth in this Option Exercise Notice, all of the terms and provisions of the Lease and the Amendment remain unmodified and in full force and effect, and are hereby ratified, reaffirmed and remade.

Date:

SIGNING DAY SPORTS, INC,
a Delaware corporation
By:
Name:
Title:

ACKNOWLEDGED and AGREED:

M4 PERIMETER, LLC,
an Arizona limited liability company

By:
Name:
Title:

EXHIBIT C

Commencement Date Memorandum

Date: __________, 20__

Re:	Office Lease dated November 1, 2022, as amendment by that certain First Amendment to Lease dated April 1, 2023 (collectively, the “Lease”) by and between, M4 PERIMETER, LLC, an Arizona limited liability company, as “Landlord”, and SIGNING DAY SPORTS, INC, a Delaware corporation, as “Tenant”, for the Premises commonly known as 8355 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Agreement

The undersigned hereby agrees as follows:

1. The Tenant Improvements (as defined in the Lease) to the Premises have been substantially completed in accordance with the terms and conditions of the Lease, subject only to “punch list” items agreed to by Landlord and Tenant pursuant to the terms of the Lease.

2. The Commencement Date, as defined in and determined in accordance with the Lease, is hereby stipulated for all purposes to be ___________________________.

3. In accordance with the Lease, Base Monthly Rent (as defined in the Lease) in the amount of $7,359.00, subject to adjustment in accordance with the terms of the Lease, commences to accrue on _________________, and is due and payable in advance on the first day of each and every month during the Term (as defined in the Lease).

THIS COMMENCEMENT DATE MEMORANDUM is entered into as of the date first set forth above.

LANDLORD:		TENANT:

M4 PERIMETER, LLC,		SIGNING DAY SPORTS, INC,
an Arizona limited liability company		a Delaware corporation

By:		By:

Name:	S.H. “Hutch” Harper III	Name:
Title:	VP of Development and Asset Management	Title:
Date:		Date: